                                                                       EXHIBIT 1

                                                                Execution Copy




================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                              DYNATECH CORPORATION

                                       and

                             CDRD MERGER CORPORATION

                                   dated as of

                                December 20, 1997



================================================================================

                               TABLE OF CONTENTS


ARTICLE I

        THE MERGER.............................................................1
        Section 1.1  The Merger................................................1
        Section 1.2  Effective Time............................................2
        Section 1.3  Closing...................................................2
        Section 1.4  Articles of Organization; By-Laws.........................2
        Section 1.5  Directors and Officers of the Surviving
               Corporation.....................................................3

ARTICLE II

        CONVERSION OF SHARES...................................................3
        Section 2.1  Conversion of Capital Stock...............................3
        Section 2.2  Exchange of Certificates..................................4
        Section 2.3  Options...................................................7
        Section 2.4  Dissenting Shares.........................................8

ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................8
        Section 3.1  Organization..............................................8
        Section 3.2  Capitalization............................................9
        Section 3.3  Authorization; Validity of Agreement.....................11
        Section 3.4  No Violations; Consents and Approvals....................12
        Section 3.5  SEC Reports and Financial Statements.....................13
        Section 3.6  Absence of Certain Changes...............................14
        Section 3.7  Absence of Undisclosed Liabilities.......................14
        Section 3.8  Information in Form S-4;
               Proxy Statement; Exchange Act Schedules........................14
        Section 3.9  Employee Benefit Plans; ERISA............................15
        Section 3.10  Litigation; Compliance with Law.........................17
        Section 3.11  Intellectual Property...................................18
        Section 3.12  Contracts...............................................19
        Section 3.13  Taxes...................................................22
        Section 3.14  Environmental Matters...................................23
        Section 3.15  Required Vote by Company
               Stockholders...................................................24
        Section 3.16  Brokers.................................................24

        Section 3.17  Opinions of Financial Advisors..........................24
        Section 3.18  Assets..................................................25
        Section 3.19  Real Property...........................................26
        Section 3.20  Insurance...............................................26
        Section 3.21  Labor Matters, etc......................................27
        Section 3.22  Disclosure..............................................27
        Section 3.23  Rights Agreement........................................27
        Section 3.24  Takeover Statutes.......................................27

ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF MERGERCO............................28
        Section 4.1  Organization.............................................28
        Section 4.2  Authorization;
               Validity of Agreement..........................................28
        Section 4.3  Consents and Approvals; No Violations....................29
        Section 4.4  Information in Form S-4;
               Proxy Statement; Exchange Act Schedules........................30
        Section 4.5  Financing................................................31
        Section 4.6  Beneficial Ownership of Shares...........................31
        Section 4.7  Brokers..................................................31
        Section 4.8  Formation of MergerCo;
               No Prior Activities. . . . . . . . . . . . . .                 31

ARTICLE V

        COVENANTS.............................................................32
        Section 5.1  Interim Operations of the Company........................32
        Section 5.2  No Solicitation by the Company...........................35
        Section 5.3  Access to Information....................................37
        Section 5.4  Further Action;
               Reasonable Best Efforts........................................38
        Section 5.5  Employee Benefits........................................39
        Section 5.6  Shareholders' Meeting; Form S-4;
               Proxy Statement................................................39
        Section 5.7   Notification of Certain Matters.........................42
        Section 5.8  Directors' and Officers'
               Insurance and Indemnification..................................42
        Section 5.9  Publicity................................................43
        Section 5.10  Shareholder Litigation..................................43
        Section 5.11  Recapitalization........................................43
        Section 5.12  Conveyance Taxes........................................44
        Section 5.13  Delisting...............................................44
        Section 5.14  Affiliates..............................................44
        Section 5.15  Letter as to Solvency...................................45

ARTICLE VI

        CONDITIONS............................................................45

        Section 6.1  Conditions to Each Party's
               Obligation To Effect the Merger................................45
        Section 6.2  Conditions to the Obligation of the
               Company to Effect the Merger...................................46
        Section 6.3  Conditions to Obligations
               of MergerCo to Effect the Merger...............................46

ARTICLE VII

        TERMINATION...........................................................47
        Section 7.1  Termination..............................................47
        Section 7.2  Effect of Termination....................................49

ARTICLE VIII

        MISCELLANEOUS.........................................................49
        Section 8.1  Fees and Expenses........................................50
        Section 8.2  Amendment; Waiver........................................51
        Section 8.3  Survival.................................................52
        Section 8.4  Notices..................................................52
        Section 8.5  Interpretation...........................................54
        Section 8.6  Headings; Schedules......................................54
        Section 8.7  Counterparts.............................................54
        Section 8.8  Entire Agreement; Third Party
               Beneficiaries..................................................54
        Section 8.9  Severability.............................................55
        Section 8.10  Governing Law...........................................55
        Section 8.11  Assignment..............................................55

SCHEDULES

Schedule 2.3                        Company Stock Options
Schedule 3.1(a)                     Active Subsidiaries
Schedule 3.1(b)                     Other Subsidiaries
Schedule 3.2 (a)                    Capitalization
Schedule 3.2 (b)                    Ownership
Schedule 3.4 (a)                    No Violations; Consents and
                                    Approvals
Schedule 3.4 (b)                    Filings by the Company
Schedule 3.6                        Absence of Certain Changes
Schedule 3.7                        Absence of Undisclosed Liabilities
Schedule 3.9 (b)                    Employee Benefit Plans
Schedule 3.9 (c)                    Severance Benefits
Schedule 3.10 (a)                   Litigation
Schedule 3.10 (b)                   Compliance with Laws
Schedule 3.11                       Intellectual Property
Schedule 3.12 (a)                   Contracts
Schedule 3.13                       Taxes
Schedule 3.14 (c)                   Environmental Matters
Schedule 3.18                       Assets
Schedule 3.18 (b)                   Certain Liens
Schedule 3.19 (a)(i)                Formerly Owned Property
Schedule 3.19 (a)(ii)               Leases
Schedule 3.20                       Insurance Policies
Schedule 4.3 (b)                    Filings by the MergerCo
Schedule 5.1 (iii)                  Interim Operations


EXHIBITS

Exhibit A                           Form of Articles of Organization of
                                            Surviving Corporation

Exhibit B                           Form of Affiliates' Letter

                                TABLE OF DEFINED TERMS
                                 ---------------------

Term                                                             Section
----                                                             -------

Acquiring Person                                                 3.23
Active Subsidiaries                                              3.1
Aggregate Merger Consideration Value                             2.3
Antitrust Division                                               5.4(b)
Articles of Merger                                               1.2
Articles of Organization                                         3.1
Assets                                                           3.18(a)
Balance Sheet                                                    3.7
Certificate of Merger                                            1.2
Certificates                                                     2.2(b)
CD&R                                                             8.1(b)
Closing                                                          1.3
Closing Date                                                     1.3
Code                                                             3.9(b)(v)
Collective Bargaining Agreement                                  3.21
Company                                                          Recitals
Company Acquisition Agreement                                    5.2(b)
Company Authorized Preferred Stock                               3.2(a)
Company Common Stock                                             2.1
Company Intellectual Property                                    3.11
Company Real Property                                            3.19
Company Reports                                                  3.5
Company SEC Documents                                            3.5
Company Stock Options                                            2.3
Company Stock Plans                                              2.3
Company Superior Proposal                                        5.2(b)
Company Takeover Event                                           5.2(a)
Company Takeover Proposal                                        5.2(a)
Competition Laws                                                 5.4(b)
Confidentiality Agreement                                        5.3
Consolidated Group                                               3.13(b)
Delaware Secretary of State                                      1.2
DGCL                                                             Recitals
Disclosure Schedule                                              3.1
Dissenting Shares                                                2.4
Distribution Date                                                3.23
Effective Time                                                   1.2
Employee Stock Purchase Plan                                     2.3
Environmental Law                                                3.14(d)
ERISA Plans                                                      3.9(a)
Evaluation Material                                              5.3
Exchange Act                                                     3.4(b)
Exchange Agent                                                   2.2(a)
Expenses                                                         8.1(b)
Fee                                                              8.1(b)

Form S-4                                                         3.8(a)
Formerly Owned Property                                          3.19
FTC                                                              5.4(b)
Fund                                                             Recitals
GAAP                                                             3.5
Governmental Entity                                              3.4(b)
Hazardous Materials                                              3.14(d)
HSR Act                                                          5.4(b
Identified Contracts                                             3.12(a)
Indemnified Parties                                              5.8(a)
Intellectual Property                                            3.11
Laws                                                             3.4(a)
Leased Real Property                                             3.19
Leases                                                           3.19
Lien                                                             3.18
Litigation                                                       3.10(a)
Massachusetts Secretary of State                                 1.2
Material Adverse Effect                                          3.1
Material Contracts                                               3.12(a)
MBCL                                                             Recitals
Merger                                                           1.1
MergerCo                                                         Recitals
MergerCo Common Stock                                            2.1
MergerCo Disclosure Schedule                                     4.3(b)
Merger Consideration                                             2.1(a)
New Certificates                                                 2.2(a)
NYSE                                                             2.3
Owned Real Property                                              3.19
Permits                                                          3.10(c)
Permitted Liens                                                  3.18(b)
Person                                                           3.1
Plans                                                            3.9(a)
Proxy Statement                                                  5.6(a)
Real Property                                                    3.19
Recapitalized Common Stock                                       2.1(b)
Registration Period                                              5.13
Representative                                                   5.3
Rights                                                           2.1
Rights Agreement                                                 3.2(a)
Schedule 13E-3                                                   5.6(c)
SEC                                                              3.5
Securities Act                                                   3.4(b)
September 30, 1997 Balance Sheet                                 3.18
Shares                                                           2.1
Special Committee                                                Recitals
Special Meeting                                                  5.6(a)
Stock Acquisition Date                                           3.23
Subsidiary                                                       3.1
Surviving Corporation                                            1.1

Takeover Statute                                                        3.24
Tax Returns                                                             3.13(b)
Taxes                                                                   3.13(b)
Triggering Event                                                        3.23

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


     AGREEMENT AND PLAN OF MERGER, dated as of December 20, 1997, by and between Dynatech Corporation a Massachusetts corporation (the "Company"), and CDRD Merger Corporation, a Delaware corporation ("MergerCo") formed by Clayton, Dubilier & Rice Fund V Limited Partnership ("Fund").

     WHEREAS, the Board of Directors of MergerCo has approved, and deems it advisable and in the best interests of the stockholders of MergerCo to participate in the recapitalization of the Company, upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company, based upon the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), has approved, and deems it advisable and in the best interests of the shareholders of the Company to consummate, the recapitalization of the Company, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such recapitalization, the Board of Directors of MergerCo and the Board of Directors of the Company have each approved this Agreement and the merger of MergerCo with and into the Company in accordance with the terms of this Agreement, the Business Corporation Law of The Commonwealth of Massachusetts (the "MBCL") and the Delaware General Corporation Law (the "DGCL");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  THE MERGER

     Section 1.1 The Merger. (a) Upon the terms and subject to the conditions of
                 ----------
this Agreement and in accordance with the applicable provisions of the MBCL, at the Effective Time (as defined in Section 1.2 hereof), MergerCo shall be merged (the "Merger") with and into the Company and the separate corporate existence of MergerCo shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Massachusetts. The Merger shall have the effect as provided in the applicable provisions of the MBCL and the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and MergerCo shall vest in the Surviving Corporation and all restrictions, obligations, duties, debts and liabilities of the Company and MergerCo shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

     Section 1.2 Effective Time. On or as promptly as practicable following the
                 --------------
Closing (as defined in Section 1.3), MergerCo and the Company will cause the appropriate articles of merger (the "Articles of Merger") to be executed and filed with the Secretary of State of the Commonwealth of Massachusetts (the "Massachusetts Secretary of State") in such form and executed as provided in
Section 79 of the MBCL and the appropriate certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in such form and executed as provided in Section 252(c) of the DGCL. The Merger shall become effective on the date on which the Articles of Merger and the Certificate of Merger have been duly filed with the Massachusetts Secretary of State and the Delaware Secretary of State, respectively, or such time as is agreed upon by the parties and specified in the Articles of Merger and the Certificate of Merger, but not later than 30 days after such filings, and such time is hereinafter referred to as the "Effective Time."

     Section 1.3 Closing. The closing of the Merger (the "Closing") will take
                 -------
place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.4 Articles of Organization; By-Laws. Pursuant to the Merger, (x)
                 ---------------------------------
the restated articles of organization, as amended, of the Company in the form attached as Exhibit A hereto, shall be the articles of organization of the Surviving Corporation until thereafter amended as provided by applicable law and such articles of organization and (y) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the articles of organization of the Surviving Corporation and such By-laws.

     Section 1.5  Directors and Officers of the Surviving Corporation.
                  ---------------------------------------------------

     (a) The directors of MergerCo immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of organization and By-laws.

     (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


                                  ARTICLE II

                             CONVERSION OF SHARES

     Section 2.1 Conversion of Capital Stock. As of the Effective Time, by
                 ---------------------------
virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $.20 per share, of the Company (referred to herein, together with the rights (the "Rights") associated therewith pursuant to the Rights Agreement (as defined in Section 3.2(a)), the "Shares" or "Company Common Stock") or the common stock, par value $.01 per share, of MergerCo (the "MergerCo Common Stock"):

     (a) Each issued and outstanding share of Company Common Stock (other than
(i) Shares to be cancelled in accordance with Section 2.1(c) and (ii)
                                                                  --
Dissenting Shares covered by Section 2.4) shall be converted into the right to receive (A) $47.75 in cash, payable to the holder thereof, without interest and
         -
(B) 0.5 shares of Recapitalized Common Stock (as defined below) (collectively,
 -
the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in and otherwise in accordance with Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in the manner provided in and in accordance with Section 2.2.

     (b) Each issued and outstanding share of MergerCo Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation (the "Recapitalized Common Stock").

     (c) All shares of Company Common Stock that are held by the Company as treasury stock or that are held by MergerCo shall be cancelled and retired and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

     Section 2.2  Exchange of Certificates.
                  ------------------------

     (a) Prior to the Effective Time, MergerCo shall designate the Company's registrar and transfer agent, or The Chase Manhattan Bank (or any successor thereto), or such other bank or trust company as may be approved in writing by the Company (which approval shall not be unreasonably withheld), to act as exchange agent for the holders of Shares in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section 2.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Company (the "Exchange Agent"), to receive the certificates (the "New Certificates") representing the shares of the Recapitalized Common Stock and the funds to which holders of Shares shall become entitled pursuant to
Section 2.1 (a). At the Effective Time, the Surviving Corporation will deposit in trust with the Exchange Agent, for the benefit of holders of Company Common Stock, (i) the funds necessary to complete the payments contemplated by Sections
        -
2.1 (a) and 2.2(c) on a timely basis and (ii) the New Certificates.
                                          --

     (b) At the Effective Time, the Surviving Corporation will instruct the Exchange Agent to promptly, and in any event not later than three business days following the Effective Time, mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose Shares were converted pursuant to Section 2.1 (a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery
               -
shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as MergerCo and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of
                         --
the Certificates in exchange for the Merger Consideration (which shall provide that at the election of the surrendering holder, Certificates may be surrendered, and payment therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2.

     (c) Notwithstanding the foregoing, no fractions of a share of Recapitalized Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Recapitalized Common Stock shall, upon surrender of his or her certificate or certificates, be entitled to receive an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by an amount equal to $2.50.

     (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the Person (as defined in Section 3.1) to whom the Merger
--------
Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

     (e) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

     (f) Any portion of the funds deposited with the Exchange Agent (and the proceeds of any interest and other income received by the Exchange Agent in respect of all such funds) and any New Certificates that remain unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to the Surviving Corporation. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration that may be payable upon surrender of any Certificates such shareholder holds, as determined pursuant to this Agreement, without any interest thereon.

     (g) None of MergerCo, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) Any payment made pursuant to this Section 2.2 shall be subject to and made net of applicable withholding taxes.

     Section 2.3 Options. The Board shall take all actions necessary or
                 -------
appropriate to cause all options to purchase Company Common Stock (individually, a "Company Stock Option" and collectively, the "Company Stock Options") granted to any current or former employee or director of the Company or any Subsidiary under any of the Company's 1982 Incentive Stock Option Plan, 1992 Stock Option Plan or 1994 Stock Option or Incentive Plan prior to the date hereof (collectively, the "Company Stock Plans") and that are outstanding immediately prior to the Effective Time to be fully vested and exercisable immediately prior to the Effective Time in accordance with the terms of the Company Stock Plans and the individual agreements evidencing such Company Stock Options. Each Company Stock Option that is not exercised prior to the Effective Time shall, subject to the consent of the holder thereof, be cancelled at the Effective Time and, in consideration thereof, each holder of such a Company Stock Option will be entitled to receive, for each share of Company Common Stock subject to such Company Stock Option, an amount in cash equal to the excess, if any, of the sum (such sum, the "Aggregate Merger Consideration Value") of (i) $47.75 and the
                                                           -
cash value of 0.5 shares of Recapitalized Common Stock, such cash value to be $1.25, representing one half of the per share price paid by the Fund for a share of common stock of MergerCo, over (ii) the per share exercise price for such
                                   --
share of Company Common Stock, without interest. Amounts contributed on or prior to March 31, 1998 for the purchase of Company Common Stock pursuant to the terms of the Employee Stock Purchase Plan that have not theretofore been applied to the purchase of such Company Common Stock in accordance with the terms of such plan shall be applied to the purchase of such Company Common Stock immediately prior to the Effective Time based on a purchase price per share equal to 85% of the lesser of (x) the closing price per share of Company Common Stock on the New York Stock Exchange ("NYSE") on October 1, 1997 and (y) the Aggregate Merger Consideration Value, and the Employee Stock Purchase Plan shall be amended as required by the proviso contained in Section 5.1(d)(ii) and shall be terminated immediately following the consummation of the purchase of Company Common Stock contemplated hereby. Each share of Company Common Stock issued in accordance with the immediately preceding sentence shall be treated in the same manner as each other share of Company Common Stock outstanding at the Effective Time. The Company shall use its reasonable best efforts to obtain prior to the Effective Time any consent of current or former employees and/or directors required to effect the cancellation of options contemplated hereby. Notwithstanding the foregoing, the Company Stock Options of the individuals listed on Schedule 2.3 (as such Schedule 2.3 may be amended from time to time after the date hereof and prior to the Effective Time by MergerCo to include additional employees, with the consent of each such additional employee) shall, in connection with the Merger, be treated as set forth on Schedule 2.3. The amounts payable pursuant to this Section 2.3 shall be paid as soon as reasonably practicable following the Closing Date and shall be subject to and made net of all applicable withholding taxes.

     Section 2.4 Dissenting Shares. Notwithstanding anything in this Agreement
                 -----------------
to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have validly demanded payment of the fair value for such shareholders' shares as determined by appraisal in accordance with the MBCL (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in Section 2.1(a) of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the MBCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for in Section 2.1 of this Agreement, without any interest thereon.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to MergerCo as of the date hereof that:

     Section 3.1 Organization. Each of the Company and its Active Subsidiaries
                 ------------
(as hereinafter defined) is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries (as hereinafter defined) is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed in the aggregate would not have or result in a Material Adverse Effect. The term "Material Adverse Effect" shall mean any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or financial or other condition of the Company and its Subsidiaries taken as a whole. None of the Company or any of its Subsidiaries is in breach or violation of any of its certificate of incorporation, by-laws or other organiza tional documents. The Company has previously delivered to MergerCo a complete and correct copy of each of its restated articles of organization, as amended (the "Articles of Organization") and By-Laws, as currently in effect. "Active Subsidiary" shall mean each of the Subsidiaries of the Company other than those Subsidiaries which conduct no business and hold no more than de minimis assets. Schedule 3.1 (a) of the disclosure schedule delivered by the Company to MergerCo on or prior to the date hereof (the "Disclosure Schedule") sets forth a complete and correct list of the Active Subsidiaries of the Company and their respective jurisdictions of incorporation or organization and Schedule 3.1 (b) sets forth a complete and correct list of each of the other Subsidiaries of the Company and their respective jurisdictions of incorporation. "Subsidiary" shall mean with respect to any Person, any corporation or other entity of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person. "Person" shall mean any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity (as defined in Section 3.4(b)).

     Section 3.2  Capitalization.
                  --------------

     (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and

100,000 shares of preferred stock, par value $1.00, of the Company (the
"Company Authorized Preferred Stock"), of which 24,000 shares have been designated as Series A Preferred Stock. At the close of business on December 18, 1997: (i) 16,852,774 shares of Company Common Stock were issued and outstanding;
(ii) 1,761,524 shares of Company Common Stock were issued and held by the Company in its treasury; (iii) 24,000 shares of Series A Preferred Stock were reserved for issuance pursuant to the Shareholders' Rights Agreement, dated February 16, 1989, as amended and restated as of March 12, 1990 (the "Rights Agreement"); (iv) 3,564,537 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which 2,132,200 shares are subject to outstanding Company Stock Options; and (v) no shares of Company Authorized Preferred Stock have been designated (except for the 24,000 shares of Series A Preferred Stock referenced above) or issued. All outstanding shares of capital stock of the Company are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as expressly provided in this Agreement and except for changes since December 18, 1997 resulting from the issuance of shares of Company Common Stock upon exercise of Company Stock Options granted prior to the date hereof or pursuant to the Employee Stock Purchase Plan as contemplated by Section 2.3, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) any warrants, calls, options or other rights to acquire from Company or any of its Subsidiaries, and any obligation of Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, and (y) there are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, in each case, other than those described in the second sentence of this Section 3.2(a). Except as set forth in Schedule 3.2(a) of the Disclosure Schedule, there are no existing or outstanding (i) options, warrants, calls, preemptive rights,
                         -
subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii)
                                                                       --
contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any Subsidiary of the Company or (iii) voting trusts or similar agreements to which the Company
                   ---
or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. The Company has delivered to MergerCo prior to the execution of this Agreement a complete and correct copy of the Rights Agreement (together with the amendment thereof contemplated by Section 3.23).

     (b) Except as set forth in Schedule 3.2(b) of the Disclosure Schedule, (i)
                                                                             -
all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned, directly or indirectly, by the Company and (ii) neither the
                                                                --
Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person (other than any Subsidiaries listed on Schedule 3.1), or is obligated to make any capital contribution to or other investment in any other Person, provided that Schedule 3.2(b) shall not be
                                      --------
required to set forth any cash equivalents held by the Company or any of its Subsidiaries or any Person in which the Company or any of its Subsidiaries owns less than 100 shares of publicly traded securities.

     Section 3.3 Authorization; Validity of Agreement. The Company has the
                 ------------------------------------
requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Section 5.6 hereof, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly recommended by the Special Committee of the Board of Directors and duly authorized by the Board of Directors of the Company and, other than approval and adoption of this Agreement by the holders of two-thirds of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by MergerCo, is a valid and binding obligation of the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws,
                             -
now or hereafter in ef fect, affecting creditors' rights generally, and (ii) the
                                                                         --
effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     Section 3.4  No Violations; Consents and Approvals.
                  -------------------------------------

     (a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i)
                                                                              -
violate any provision of the Articles of Organization or By-Laws of the Company,
(ii) except as set forth in Schedule 3.4(a) of the Disclosure Schedule, conflict
 --
with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, or to the imposition of any Lien (as defined in Section 3.18(b))) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, or any lease, license, contract, agreement, plan or other instrument or obligation, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or
(iii) conflict with or violate any federal, state, local or foreign order, writ,
 ---
injunction, judgment, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Subsidiaries or any of their properties or assets; except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches or defaults which in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

     (b) Except as disclosed in Schedule 3.4(b) of the Disclosure Schedule, no filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (i)
                                                             -
applicable requirements under Competition Laws (as defined in Section 5.4(b)),
(ii) applicable requirements under the Securities Exchange Act of 1934, as
 --
amended (the "Exchange Act"), (iii) applicable requirements under the Securities
                               ---
Act of 1933, as amended (the "Securities Act"), (iv) the filing of the Articles of Merger with the Massachusetts Secretary of State and the filing of the Certificate of Merger with the Delaware Secretary of State, (v) applicable
                                                             -
requirements under "blue sky" laws of various states,(vi) such other consents,
                                                      --
approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

     Section 3.5 SEC Reports and Financial Statements. The Company has timely
                 ------------------------------------
filed with the Securities and Exchange Commission (the "SEC"), any applicable state securities authorities and any other Governmental Entity all forms and documents required to be filed by it since January 1, 1993 (collectively, the "Company Reports") and has heretofore made available to the Merger Sub (i) its
                                                                        -
Annual Reports on Form 10-K for the fiscal years ended March 31, 1993, March 31, 1994, March 31, 1995, March 31, 1996 and March 31, 1997, respectively, (ii) its
                                                                        --
Quarterly Reports on Form 10-Q for the periods ended June 30 and September 30, 1997, (iii) all proxy statements relating to meetings of stockholders of the Company since January 1, 1993 (in the form mailed to stockholders) and (iv) all
                                                                        --
other forms, reports and registration statements filed by the Company with the SEC since January 1, 1993 (other than registration statements on Form S-8 or Form 8-A, filings on Form T-1 or preliminary materials and registration statements in forms not declared effective). The documents described in clauses
(i)-(iv) above (whether filed before, on or after the date hereof) are referred to in this Agreement collectively as the "Company SEC Documents". As of their respective dates, the Company Reports (a) did not contain any untrue statement
                                       -
of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all
                                                              -
material respects with the applicable requirements of Law, including in the case of SEC filings, the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements included in the Company SEC Documents have been prepared in accordance with United

States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to year end adjustment and do not contain all footnote disclosures required by GAAP) and fairly present in all material respects the consolidated financial position and the con solidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

     Section 3.6 Absence of Certain Changes. Except as disclosed in the Company
                 --------------------------
SEC Documents filed prior to the date hereof or as disclosed in Schedule 3.6 of the Dis closure Schedule, since September 30, 1997, (i) the Company and its
                                                     -
Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice, (ii) there has not been a Material Adverse
                                       --
Effect and (iii) the Company and the Subsidiaries have not taken action that if
            ---
taken after the date hereof would constitute a violation of Section 5.1 (other than clause (a) thereof).

     Section 3.7 Absence of Undisclosed Liabilities. Except as and to the extent
                 ----------------------------------
disclosed (a) in the Company's Annual Report on Form 10-K for the period ended
           -
March 31, 1997, including as reflected or reserved against in the balance sheet dated as of and as at March 31, 1997 constituting a portion of the financial statements included therein (the "March 31, 1997 Balance Sheet") or in the notes thereto, (b) in the Company SEC Documents filed prior to the date hereof or (c)
          -                                                                  -
in Schedule 3.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries had as of that date any liabilities or obligations (accrued, contingent or otherwise) which would be material to the Company and its Subsidiaries taken as a whole or which would be required to be set forth in an audited consolidated balance sheet of the Company and its Subsidiaries as of that date or the notes thereto prepared in accordance with GAAP.

     Section 3.8 Information in Form S-4; Proxy Statement; Exchange
                 --------------------------------------------------
Act Schedules.
-------------

     (a) The registration statement on Form S-4 (including the Proxy Statement (as defined in Section 5.6(a)) contained therein as a prospectus) to be filed with the SEC by the Company in connection with the issuance of the Recapitalized Common Stock of the Company following the Merger (the "Form S-4") at the time or times it is filed with the SEC and at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and the prospectus contained therein, as of its date, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Form S-4 based on information supplied by MergerCo specifically for inclusion in the Form S-4.

     (b) The Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to Company stockholders and at the time of the Special Meeting (as defined in Section 5.6(b)), (i) will not contain any untrue
                                         -
statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply
                                                                 --
in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied by MergerCo specifically for inclusion in the Proxy Statement.

     (c) Any Schedule 14A or 13E-3 and any related schedules (and any amendment or supplement to any of the foregoing) filed with the SEC at the date so filed
(i) will not contain any untrue statement of a material fact or omit to state
 -
any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions
                    --
of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in any such document based on information supplied by MergerCo specifically for inclusion therein.

     Section 3.9 Employee Benefit Plans; ERISA.
                 -----------------------------

     (a) No material liability under Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee plans (or equivalent legislation of a foreign jurisdiction) has been incurred by the Company or any of its Subsidiaries and, to the Company's best knowledge, no condition exists or event has occurred that presents a risk to the Company or any of its Subsidiaries of incurring any such material liability.

     (b) Each bonus, incentive or deferred compensation, stock option or other equity based, severance, termination, change in control, retention, employment, medical, life, disability, other welfare, profit-sharing, retirement or other material compensation or benefit plan, agreement or policy in respect of which the Company or any of its Subsidiaries has any material liability has been filed with the Company SEC Documents or is listed on Schedule 3.9(b) of the Disclosure Schedule (collectively, the "Plans"). No such Plan is subject to section 302 of ERISA or section 412 of the Code and no such Plan has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA or section 412 of the Code), whether or not waived. Each such Plan that is intended to be "qualified" within the meaning of section 401(a) of the Code has received a determination letter from the Internal Revenue Service confirming its qualified status and no condition exists or event has occurred since the date of such determination letter that would adversely affect the qualified status of any such Plan. Each Plan has been operated and administered in all respects in substantial compliance with its terms and applicable Law, including but not limited to ERISA, the Code and equivalent applicable legislation of a foreign jurisdiction. There are no pending, or to the best knowledge of the Company, threatened claims by or on behalf of any Plan, by any employee or beneficiary or otherwise involving any such Plan or the assets thereof, except for claims the resolution of which would not individually or in the aggregate have or result in a material liability to the Company or a Subsidiary.

     (c) Assuming that no amount is paid to any employee listed on Schedule 3.9(c)(i) as a severance benefit with respect to a termination of employment, no payment, benefit or other amount paid, payable or required to be paid in respect of any employee will fail to be deductible under section 280G of the Code. Except as provided in Section 2.3 hereof or as set forth on Schedule 3.9(c)(ii) of the Disclosure Schedule, (i) no current or former employee or director of the Company or any Subsidiary is or will become entitled to any additional or new compensation, benefits or other compensatory payment or an increase in the amount of any compensation, benefits or other compensatory payment in connection with or as a result of the consummation of the transactions contemplated by this Agreement and (ii) neither the vesting nor the timing of the payment of any such compensation, benefit or other compensatory payment in respect of any such employee or director has been or will be accelerated in connection with or as a result of the consummation of the transactions contemplated by this Agreement.

     Section 3.10 Litigation; Compliance with Law.
                  -------------------------------

     (a) Except as disclosed in the Company SEC Documents filed prior to the date hereof or in Schedule 3.10(a) of the Disclosure Schedule, (i) there is no
                                                                -
suit, claim, action, arbitration, proceeding or investigation or other Litigation (as defined below) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their properties or assets which, individually or in the aggregate, if determined adversely to the Company or any such Subsidiary, would have or result in a Material Adverse Effect, and (ii) neither the Company nor any of its
                              --
Subsidiaries is subject to any settlement or similar agreement with any Governmental Entity, or to any order, judgment, decree, injunction or award of any Governmental Entity or arbitrator, that individually or in the aggregate, would have or result in a Material Adverse Effect. "Litigation" means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Entity.

     (b) Except as disclosed in the Company SEC Documents filed prior to the date hereof, the operations of the Company and its Subsidiaries have not been and are not being conducted, and no Real Property (as defined in Section 3.19) is, in violation of any law, statute or regulation, any judgment, decree, order or injunction of any Governmental Entity, any other Law, or any Permit (as defined below), except where such violations in the aggregate would not have or result in a Material Adverse Effect. Except as set forth in Schedule 3.10(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice, or has knowledge of any claim, alleging any such violation.

     (c) The Company and its Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Real Property and the conduct of their respective businesses as currently conducted ("Permits"), except where the failure to hold such Permits in the aggregate would not have or result in a Material Adverse Effect. There is no Litigation pending or, to the knowledge of the Company, threatened, that would result in the termination, modification or nonrenewal of any Permit, and neither the Company nor any of its Subsidiaries has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and there is no reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as in the aggregate would not have or result in a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewal thereof, except for such violations terminations, modifications or nonrenewals thereof as in the aggregate would not have or result in a Material Adverse Effect.

     Section 3.11 Intellectual Property. (a) The Company and its Subsidiaries
                  ---------------------
own (beneficially and as of record), or possess valid and legally enforceable licenses or rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, software, trademarks, trade names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how and other proprietary rights and information (collectively, "Intellectual Property") necessary for the conduct of, or otherwise material to, their business and operations as currently conducted or as proposed to be conducted (the "Company Intellectual Property"), free and clear of any Liens (except for any Permitted Liens, as defined in Section 3.18(b)). Except as disclosed in Schedule 3.11 of the Disclosure Schedule, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe or conflict with any Intellectual Property of any Person; and neither the Company nor any of its Subsidiaries has received notice or has actual knowledge of any such current infringement or conflict except where such infringements and conflicts as in the aggregate would not have or result in a Material Adverse Effect. All of the patents, patent applications and patent disclosures included in Company Intellectual Property are valid, subsisting and enforceable. To the knowledge of the

Company, no Person is infringing or allegedly infringing any Intellectual Property of the Company or its Subsidiaries except where such actual and alleged infringements as in the aggregate would not have or result in a Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or creation of any Lien on, the rights of the Company or any Subsidiary with respect to the Intellectual Property owned or used by them, except where such losses and such Liens as in the aggregate would not have or result in a Material Adverse Effect.
Schedule 3.11 of the Disclosure Schedule contains a complete and correct list of all patents, patent applications, patent disclosures, mask works, software (other than any software that is commercially available for an amount less than $50,000), trademarks, trade names, registered copyrights and service marks, including applications to register and registrations for any of the foregoing, included in Company Intellectual Property except that Schedule 3.11 need not disclose any trademarks, trade names or service marks that are not (a)
                                                                    -
registered or applied for and (b) not material to the business of the Company or
                               -
any of its Subsidiaries as currently conducted. Except as disclosed in Schedule
3.11 of the Disclosure Schedule, all software used by the Company or any of its Subsidiaries, or sold, licensed or otherwise made available to any other Person by the Company or any of its Subsidiaries, that in each case, contains or calls on a calendar function, including but not limited to any function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, is and will be able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000.

     Section 3.12 Contracts. (a) Other than the contracts or agreements of the
                  ---------
Company listed as exhibits to the Company's Annual Report on Form 10-K for the year ended March 31, 1997 (the "Material Contracts"), Schedule 3.12(a) of the Disclosure Schedule sets forth a complete and correct list of each of the following contracts, commitments and agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound (the contracts, commitments and agreements of the types described below that are scheduled or required to be scheduled, collectively, the "Identified Contracts"), in each case, as such Identified Contract is in effect on the date hereof:

               (i) contracts, commitments and agreements governing the terms of indebtedness for borrowed money, or guarantees of indebtedness, of, or secured by assets of, the Company or any of its Subsidiaries;

               (ii) shareholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity or debt interests of the Company or any of its Subsidiaries;

               (iii) contracts, commitments and agreements entered into since 1994 providing for the acquisition or disposition of assets having a value in excess of $500,000, other than sales of inventories in the ordinary course of business and sales of obsolete equipment;

               (iv) leases, subleases and licenses or real property, occupancy, use and other agreements relating to or constituting real property, each with a term of one year or more and an annual payment obligation in excess of $500,000;

               (v)   (a) joint venture agreements, partnership agreements and
                      -
          other similar contracts, commitments and agreements involving a sharing of profits and expenses; contracts, commitments and agreements providing for a "strategic alliance" or "preferred vendor" relationship; or (b) contracts, commitments or agreements with
                            -
          distributors, brokers or sales agents except, in the case of (b), only to the extent that any such distributors, brokers or sales agents are responsible for revenues to the Company or any of its Subsidiaries in excess of $500,000 per year;

               (vi) contracts, commitments and agreements governing the terms of indebtedness (other than trade payables in the ordinary course of business) of third parties to the Company or by any of its Subsidiaries, or guarantees by the Company or any of its Subsidiaries of indebtedness of third parties;

               (vii) contracts, commitments and agreements prohibiting or materially restricting the ability of the Company or any of its Subsidiaries to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person;

               (viii) contracts, commitments and agreements with "change of control" provisions except to the extent that if a "change of control" event occurred, it would not result in a termination or other alteration of such contract, commitment or agreement that would have or would reasonably be expected to have a material adverse effect on the business of the Company or its Subsidiary that is a party thereto;

               (ix) contracts, commitments, and agreements with any federal or state Governmental Entity;

               (x) exchange-traded or over-the-counter swap, forward, future, option, cap floor or collar financial contract, or interest rate or foreign currency protection contract, other than those listed in the financial statements contained in the Company SEC Documents;

               (xi) licenses, licensing arrangements and other contracts and agreements either (x) providing, in whole or in part, for the use of,
                             -
          or limiting the use of, any Intellectual Property or (y) relating to
                                                                -
          the develop ment, support or maintenance of any Intellectual Property (in each case, that is material to the business of the Company or any of its Subsidiaries that is a party thereto and other than relating to software that is commercially available for less than $50,000); and

               (xii) contracts and agreements that are or will be material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of the Company and its Subsidiaries involving amounts in excess of $250,000.

          (b) Each of the Identified Contracts and Material Contracts is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other Person, is in breach of, or default under, any such contract, commitment or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person, except for such failures to be in full force and effect and such conflicts, violations, breaches or defaults as in the aggregate would not have or result in a Material Adverse

Effect or materially delay the consummation of the transactions contemplated hereby.

     Section 3.13 Taxes.
                  -----

     (a) Except as disclosed in Section 3.13 of the Disclosure Schedule: (i)
                                                                          -
each of the Company, its Subsidiaries, and any Consolidated Group (as defined below) has timely filed all material Tax Returns (as defined below) required to be filed by it and has paid all Taxes (as defined below) shown thereon to be owing, and each of the Company and its Subsidiaries has provided reserves in accordance with GAAP in its most recent financial statements included in the Company SEC Documents for any Taxes (as defined below) that have not been paid for the periods covered by such financial statements; (ii) none of the Company
                                                       --
or its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any material Tax Return, which period (after giving effect to such extension or waiver) has not expired; (iii) all Tax
                                                             ---
periods of each of the Company and its Subsidiaries, and any Consolidated Group, through and including March 31, 199_ are closed or no longer subject to audit;
(iv) no audits or other administrative proceedings or court proceedings are
 --
presently pending with regard to any Taxes or Tax Return of any of the Company, its Subsidiaries or any Consolidated Group as to which any taxing authority has asserted in writing any claim which, if adversely determined, individually or in the aggregate would have or result in a Material Adverse Effect; and (v) none of
                                                                      -
the Company or any of its Subsidiaries has received any notice of deficiency or assessment from any taxing authority with respect to liabilities for income or any material other Taxes which has not been fully paid or finally settled.

     (b) "Consolidated Group" shall mean any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is a member. "Taxes" shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including interest and penalties, and additions thereto. "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns, and any amendments to any of the foregoing, relating to Taxes.

     Section 3.14 Environmental Matters.
                  ---------------------

     (a) Each of the Company and its Subsidiaries has complied and is in compliance in all respects with all applicable Environmental Laws (as defined below) pertaining to any of the properties and assets of the Company or any of its Subsidiaries (including the Real Property and the properties currently or formerly owned or leased) and the use and ownership thereof, and to their businesses and operations. No violation by the Company or any of its Subsidiaries is being alleged or has been alleged of any applicable Environmental Law relating to any of their respective properties and assets including (the Real Property and the properties currently or formerly owned or leased) or the use or ownership thereof, or to their respective businesses and operations.

     (b) Neither the Company nor any of its Subsidiaries nor any other Person (including any tenant or subtenant) has caused or taken any action that will result in, and neither the Company nor any of its Subsidiaries is subject to, any liability or obligation on the part of the Company or any of its Subsidiaries relating to (x) the environmental conditions on, under, or about
                          -
the Real Property or other properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor thereto at the present time or in the past, including without limitation, the air, soil and groundwater conditions at such properties or
(y) the past or present use, management, handling, transport, treatment,
 -
generation, storage, disposal, discharge, leak, emission, or other manner of release of any Hazardous Materials (as defined below).

     (c) The Company has disclosed and made available to MergerCo all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to the Company or any of its Subsidiaries relating to (x) the environmental conditions
                                                -
on, under or about the Real Property or other properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor in interest thereto at the present time or in the past, and (y) any Hazardous Materials used, managed, handled, transported,
               -
treated, generated, stored, discharged, leaked, emitted, or otherwise released by the Company or any of its Subsidiaries or any other Person on, under, about or from any of the Real Property and the properties currently or formerly owned or leased, or otherwise in connection with the use or operation of any of the properties and assets of the Company or any of its Subsidiaries, or their respective businesses and operations. Except as disclosed in Schedule 3.14(c), none of the current or past operations of the Company or any of its Subsidiaries, or any by-product thereof, and none of the currently or formerly owned or leased property or assets of the Company or any of its Subsidiaries, including without limitation the Real Property, is related to or subject to any Litigation related to any Environmental Law.

     (d) "Environmental Law" means any foreign, federal, state or local law, regulation, rule, ordinance or case law relating to pollution or protection of human health and safety or the environment, including, but not limited to, laws relating to releases or threatened releases of Hazardous Materials into the environment and including laws pertaining to the protection of the health and safety of employees. "Hazardous Materials" means any substance or material that is classified or regulated as "hazardous" or "toxic" pursuant to any Environmental Law, including without limitation, asbestos, polychlorinated biphenyls and petroleum.

     Section 3.15 Required Vote by Company Stockholders. The affirmative vote
                  -------------------------------------
of the holders of two-thirds of the outstanding Shares entitled to vote hereon is the only vote of any class of capital stock of the Company required by the MBCL, the Articles of Organization or the By-Laws of the Company to adopt this Agreement and approve the transactions contemplated hereby.

     Section 3.16 Brokers. Except for Merrill Lynch & Co., Inc., a complete and
                  -------
accurate copy of the engagement letter of which has been provided to MergerCo, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon ar rangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries.

     Section 3.17 Opinions of Financial Advisors. The Company has received from
                  ------------------------------
Merrill Lynch & Co., Inc., and provided to MergerCo on or prior to the date hereof, an executed copy of its opinion that the Merger Consideration to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders. The Company has been authorized by the Financial Advisor to include the Fairness Opinion in the Proxy Statement and has not been notified by the Financial Advisor that the Fairness Opinion has been withdrawn or modified.

     Section 3.18 Assets.
                  ------

     (a) The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), reasonably necessary for the conduct of, or otherwise material to, their business and operations (the "Assets"). The Company and its Subsidiaries have good, valid and marketable title to, or in the case of leased property have good and valid leasehold interests in, all Assets, including but not limited to all such Assets reflected in the balance sheet dated as of September 30, 1997, constituting a portion of the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997 (the "September 30, 1997 Balance Sheet") or acquired since the date thereof (except as may have been disposed of in the ordinary course of business consistent with past practices prior to the date hereof or in accordance herewith), in each case free and clear of any Lien (as defined below), except Permitted Liens (as defined below). All tangible Assets are reasonably adequate and suitable for the purposes for which they are presently being used. Schedule 3.18(a) of the Disclosure Schedule sets forth a complete and correct list of each of the countries in which Assets are located.

     (b) "Lien" means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions of any nature whatsoever. "Permitted Liens" means (a) Liens
                                                                -
reserved against in the September 30, 1997 Balance Sheet, to the extent so reserved, (b) Liens for Taxes not yet due and payable or that are being
           -
contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or that are statutory Liens for Taxes not yet delinquent, (c) those Liens that are set forth in Schedule
                               -
3.18(b) of the Disclosure Schedule and (d) those Liens that, in the aggregate
                                        -
with all other Permitted Liens, do not and will not materially detract from the value of the properties and assets of any of the Company and its Subsidiaries materially interfere with the present use of any thereof or otherwise have a Material Adverse Effect.

     Section 3.19 Real Property. There is no Owned Real Property (as defined
                  -------------
below). Schedule 3.19(a)(i) contains a complete and correct list of each parcel of Formerly Owned Property (as defined below) setting forth the street address, current owner, date of disposition to the current owner, and the legal description of each parcel of Formerly Owned Property. Schedule 3.19(a)(ii) of the Disclosure Schedule contains a complete and correct list of all Leases (as defined below) setting forth the address, tenant for each Lease and the documents of which each Lease is comprised. No material damage or destruction has occurred since March 31, 1997 with respect to any of the Company Real Property. "Company Real Property" means the Owned Real Property and the Leased Real Property. "Formerly Owned Property" means any Real Property previously owned by the Company or any of its Subsidiaries since 1990, but not owned by the Company or any of its Subsidiaries as of the date of this Agreement. "Leases" means the leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of Real Property. "Leased Real Property" means all interests in Real Property pursuant to the Leases. "Owned Real Property" means the real property owned by the Company and its Subsidiaries. "Real Property" means real property and structures, facilities and improvements located thereon or attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

     Section 3.20 Insurance. Schedule 3.20 of the Disclosure Schedule contains a
                  ---------
complete and correct list and summary description of all insurance policies maintained at present or at any time during the past three calendar years by or on behalf of any of the Company and its Subsidiaries. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and suitable for the business and operations of the Company and its Subsidiaries, and is on such terms (including without limitation as to deductibles and self-insured retentions), covers such risks, contains such deductibles and retentions, and is in such amounts, as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business and operations.

     Section 3.21 Labor Matters, etc. Neither the Company nor any of its
                  ------------------
Subsidiaries is a party to or bound by and none of their respective employees is subject to any collective bargaining agreement, memorandum of understanding or other written document relating to the terms and conditions of employment for any group of employees (any such agreement, memorandum or document, a "Collective Bargaining Agreement"), and there are no labor unions or other organizations representing or purporting or attempting to represent any employees employed by any of the Company and its Subsidiaries. The Company and its Subsidiaries have complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failures so to comply that individually or in the aggregate would not have or result in a Material Adverse Effect.

     Section 3.22 Disclosure. To the actual knowledge of the Company, this
                  ----------
Agreement and each certificate or other instrument or document furnished by or on behalf of the Company to MergerCo pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

     Section 3.23 Rights Agreement. The Board of Directors of the Company has
                  ----------------
contemporaneously with the execution of this Agreement amended the Rights Agreement so that (i) none of CD&R, Fund or MergerCo will become an "Acquiring Person" as a result of the consummation of the transactions contemplated by this Agreement, (ii) no "Stock Acquisition Date", "Triggering Event" or "Distribution Date" (as such terms are defined in the Rights Agreement) will have occurred as a result of the consummation of the transactions contemplated by this Agreement, and (iii) all outstanding Rights issued and outstanding under the Rights Agreement and the Rights Agreement will terminate immediately prior to the Effective Time and no shares of Recapitalized Common Stock issued on or after the Effective Time will have any Rights associated with them under the Rights Agreement.

     Section 3.24 Takeover Statutes. No "Fair price," "Moratorium," "control
                  -----------------
share acquisition" or other similar
anti-takeover statute or regulation enacted under state or federal laws in the United States (each, a "Takeover Statute") including, without limitation, Chapters 110C, 110D and 110F of the Massachusetts General Laws, applicable to the Company or any of its Subsidiaries is applicable to the execution, delivery and performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.


                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF MERGERCO

     MergerCo represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

     Section 4.1 Organization. MergerCo is a corporation duly organized,
                 ------------
validly existing and in good standing under the laws of Delaware. MergerCo has all requisite corporate power and authority to own, lease, operate or use its properties and to carry on its business as now being conducted and is qualified or licensed to do business and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary. MergerCo is not in breach of its certificate of incorporation or by-laws. MergerCo has previously delivered to the Company complete and correct copies of the certificate of incorporation and by-laws of MergerCo, as currently in effect.

     Section 4.2 Authorization; Validity of Agreement.
                 ------------------------------------

     (a) MergerCo has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by MergerCo of this Agreement and the consummation by MergerCo of the transactions contemplated hereby have been duly authorized by its Board of Directors and, other than the approval and adoption of this Agreement by the stockholders of MergerCo, no other corporate proceedings on the part of MergerCo are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by MergerCo and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of MergerCo enforceable against it in accordance with its terms, except that such enforcement may be subject to or limited by (i)
                                                                              -
bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors rights generally, and (ii) the effect of general principles
                                           --
of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     (b) MergerCo has previously delivered to the Company a letter from Fund, addressed to the Company, confirming Fund's agreement to vote to approve and adopt this Agreement, in its capacity as a stockholder of MergerCo, upon its purchase of MergerCo Common Stock.

     Section 4.3 Consents and Approvals; No Violations.
                 -------------------------------------

     (a) Neither the execution and delivery of this Agreement by MergerCo nor the consummation by MergerCo of the transactions contemplated hereby will (i)
                                                                           -
violate any provision of the certificate of incorporation or by-laws of MergerCo, (ii) conflict with, result in a violation or breach of, or constitute
           --
(with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, or any material lease, contract, agreement or other instrument or obligation, to which MergerCo or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any Laws applicable to MergerCo,
                 ---
any of its Subsidiaries or any of their properties or assets; except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches or defaults which in the aggregate would not have a material adverse effect on the business, assets, liabilities, results of operations or financial or other condition of MergerCo and its Subsidiaries, taken as a whole, or materially impair or delay the consummation of the transactions contemplated by this Agreement.

     (b) Except as set forth in Schedule 4.3(b) of the disclosure schedule delivered by MergerCo to the Company on or prior to the date hereof (the "MergerCo Disclosure Schedule") and assuming that the representation and warranty of the Company set forth in Section 3.4(b) is true and correct, no filing or registration with, declaration or no-
tification to, or order, authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by MergerCo or the consummation by MergerCo of the transactions contemplated hereby, except (i) applicable requirements under Competition Laws
                             -
(as defined in Section 5.4(b)), (ii) applicable requirements under the Exchange
                                 --
Act, (iii) applicable requirements under the Securities Act, (iv) the filing of
      ---                                                     --
the Articles of Merger with the Massachusetts Secretary of State and the filing of the Certificate of Merger with the Delaware Secretary of State, (v)
                                                                    -
applicable requirements under "blue sky" laws of various states, (vi) applicable requirements under Environmental Laws and (vii) such other consents, approvals,
                                           ---
orders, authorizations, notifications, registrations, declarations and filings
(x) required to be obtained or made by the Company or any of its Subsidiaries or
 -
(y) the failure of which to be obtained or made would not have a material
 -
adverse effect on the business, assets, liabilities, results of operations or financial or other condition of MergerCo and its Subsidiaries, taken as a whole, or materially impair or delay the consummation of the transactions contemplated by this Agreement.

     Section 4.4 Information in Form S-4; Proxy Statement; Exchange Act
                 ------------------------------------------------------
Schedules.
---------

     (a) None of the information supplied in writing by MergerCo specifically for inclusion in the Form S-4 will, at the time or times the Form S-4 is filed with the SEC and at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) None of the information supplied in writing by MergerCo specifically for inclusion in the Proxy Statement (including any amendments or supplements thereto) will, at the date mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (c) None of the information supplied in writing by MergerCo specifically for inclusion in any Schedule 14A or 13E-3 (and any amendment or supplement to any of the foregoing) will, at the date such documents are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.5 Financing. MergerCo has received and delivered to the Company
                 ---------
(i) a commitment letter from Credit Suisse First Boston and J.P. Morgan
 -
Securities, Inc. and Morgan Guaranty Trust Company of New York, addressed to MergerCo, whereby such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing to the Company in the amount of $370 million, and (ii) a letter from Credit Suisse
                                            --
First Boston and/or J.P. Morgan Securities, Inc., addressed to MergerCo, expressing confidence in its ability to place an additional $275 million in debt financing for the Company, in each case, as in effect on the date hereof. MergerCo has received, and delivered to the Company a letter, as in effect on the date hereof, from the Fund, whereby the Fund has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing to MergerCo up to $277 million.

     Section 4.6 Beneficial Ownership of Shares. MergerCo does not "beneficially
                 ------------------------------
own" (as defined in Rule 13d-3 under the Exchange Act) more than l% of the outstanding shares of Company Common Stock or any securities convertible into or exchangeable for Company Common Stock.

     Section 4.7 Brokers. Except as otherwise previously disclosed by MergerCo
                 -------
to the Company in writing and except for Credit Suisse First Boston and J.P. Morgan Securities Inc. and Morgan Guaranty Trust Company of New York, who will provide financing in connection with the transactions contemplated by this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MergerCo, that is or will be payable by the Company or any of its Subsidiaries.

     Section 4.8 Formation of MergerCo; No Prior Activities. MergerCo was formed
                 ------------------------------------------
solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby and (iii) the contribution by certain members of the Company's management, immediately prior to the Effective Time, of certain shares of Company Common Stock owned by them in exchange for shares of MergerCo Common Stock, MergerCo has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.


                                    ARTICLE V

                                    COVENANTS

     Section 5.1 Interim Operations of the Company. The Company covenants and
                 ---------------------------------
agrees that, except as (i) required by this Agreement, (ii) required by
                                                        --
applicable law, (iii) required by any Material Contract or Identified Contract
                 ---
or by any Plan disclosed on Schedule 3.9(b), in each case to the extent such requirement is specifically described on Schedule 5.1(iii) or (iv) agreed to in
                                                               --
writing by MergerCo, after the date hereof and prior to the Effective Time:

     (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable efforts to preserve its business organization and the business organization of its Subsidiaries intact and maintain existing relations with customers, suppliers, employees and creditors;

     (b) the Company shall not amend its Articles of Organization or By-Laws;

     (c) the Company shall not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (except for cash dividends on Company Common Stock in the ordinary course of business consistent with past practice); and neither the Company nor any of its Subsidiaries shall (i) issue, sell, grant, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries (except pursuant to the exercise of stock options outstanding on the date hereof and stock issuable under the Employee Stock Purchase Plan to the extent contemplated by this Agreement); (ii) incur any
                                                              --
long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than under lines of credit existing on the date hereof, except for borrowings under existing credit facilities or lines of credit in the ordinary course of business consistent with past practice; (iii)
                                                                          ---
redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or other securities; or (iv) enter into or amend in any material respect
                               --
any Lease, Material Contract or Identified Contract;

     (d) neither the Company nor any of its Subsidiaries shall (i) except for
                                                                -
normal salary increases in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any officer or other management employee of the Company or any Subsidiary; (ii) adopt, enter into or
                                                       --
amend or increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any bonus, incentive or deferred compensation, severance, termination, change in control, retention, stock option or other equity based or other material employee compensation or benefit plan, agreement or policy, provided that the Employee
                                                   --------
Stock Purchase Plan shall be (A) amended simultaneously with the execution of
                              -
this Agreement to preclude (1) any increases after the date hereof in the rate of payroll deduction contributions that may be made thereunder and (2) any employees who are not participating under such Employee Stock Purchase Plan as of the date hereof to become participants thereunder and (B) subject to Section
                                                          -
2.3, terminated effective as of March 31, 1998; or (iii) enter into or amend in
                                                    ---
any material respect any employment, severance, retention or collective bargaining agreement or, except in accordance with the existing written policies of the Company or existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

     (e) neither the Company nor its Subsidiaries shall change the accounting principles used by it unless required by GAAP (or, if applicable with respect to Sub sidiaries, foreign generally accepted accounting prin ciples);

     (f) neither the Company nor any of its Sub sidiaries shall acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or other wise acquire or agree to acquire any assets of any other Person (other than the purchase of assets in the ordinary course of business consistent with past practice);

     (g) neither the Company nor any of its Subsidi aries shall sell, lease, exchange, mortgage, pledge, trans fer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its Assets, except in the ordinary course of business consistent with past practice;

     (h) neither the Company nor its Subsidiaries shall enter into any material arrangement, agreement or contract, or any material amendment, supplement, waiver or other modification in respect of any existing arrangement, agreement or contract, with any third party (other than customers in the ordinary course of business) that provides for an exclusive arrangement with that third party or is substantially more restrictive on the Company or its Subsidiaries or substantially less advantageous to the Company or its Subsidiaries than arrangements, agreements or contracts existing on the date hereof; and

     (i) neither the Company nor any of its Subsidiaries shall compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation, except in the ordinary course of business consistent with past practice, or involving a payment not in excess of $250,000, and following prior notice to and consultation with MergerCo;

     (j) neither the Company nor any of its Subsidiaries shall make any material Tax election, amend any Tax Return or settle or compromise any material federal, state, local or foreign Tax liability; and

     (k) neither the Company nor any of its Subsid iaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

     Section 5.2 No Solicitation by the Company.
                 ------------------------------

     (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage
                                    -
(including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as defined below) or (ii) participate
                                                               --
in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if and to the extent that, at any time prior to the time
--------  -------
of the adoption of this Agreement by the Company's shareholders at the Special Meeting, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to any Company Takeover Proposal which was not solicited by it and which did not otherwise result from a breach of this Section 5.2(a), and subject to providing prior notice of any such proposal or any such request for non-public information and of its decision to take such action to MergerCo and compliance with Section 5.2(c), (x) furnish information with respect to the Company and its Subsidiaries to any person inquiring about or making a Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company based on the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such Company Takeover Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any Company Takeover Event. For purposes of this Agreement, "Company Takeover Event" means any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole), other than the transactions contemplated by this Agreement.

     (b) Except as expressly permitted by this Section 5.2, neither the Board of Directors of the Company, the Special Committee nor any other committee shall
(i) withdraw or modify or propose publicly to withdraw or modify, in a manner
 -
adverse to MergerCo, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or
                                                    --
propose publicly to approve or recommend any Company Takeover Proposal, or (iii)
                                                                            ---
cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal unless prior to the adoption of this Agreement by the Company's shareholders at the Special Meeting, the Board of Directors of the Company, to the extent that it determines in good faith, following the recommendation of the Special Committee and after consultation with outside counsel, that in light of a Company Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties. For purposes of this Agreement, a "Company Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company's capital stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, is more favorable to the Company's stockholders than the Merger.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.2, the Company shall immediately advise MergerCo orally and in writing of any request for information or of any Company Takeover Proposal and the material terms and conditions of such request or Company Takeover Proposal.

     (d) Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided,
                                                                 --------
however, that, neither the Company nor its Board of Directors nor any committee
-------
thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal except to the extent permitted by Section 5.2(b).

     Section 5.3 Access to Information. From the date of this Agreement until
                 ---------------------
the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to MergerCo and its authorized representatives reasonable access during normal business hours upon reasonable prior notice to all of its books and records, including but not limited to tax, financial and accounting books and records. In addition, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to MergerCo (a) a copy of each
                                                           -
report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Exchange Act or other applicable Law and (b) such other information concerning its business,
                    -
properties and personnel as MergerCo may reasonably request. MergerCo and its authorized representatives will use all reasonable efforts to conduct all such inspections in a manner which will minimize any material disruptions of the business and operations of the Company and its Subsidiaries. Until the Effective Time, MergerCo will hold any such information in accordance with the provisions of the certain letter agreement, dated November 5, 1997, between CD&R and the Company (the "Confidentiality Agreement"), and will cause such information to be so held by its Representatives (as defined in the Confidentiality Agreement) of MergerCo. Upon a termination of this Agreement pursuant to Section 7.1, MergerCo and its Representatives shall return or destroy (and hold confidential) all information provided pursuant to this Section 5.3 and all other Evaluation Material (as defined in the Confidentiality Agreement) pursuant to the procedures set forth in the Confidentiality Agreement.

     Section 5.4 Further Action; Reasonable Best Efforts.
                 ---------------------------------------

     (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     (b) MergerCo and the Company shall use their re spective reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Entity. Without limiting the foregoing, each of the Company and MergerCo shall, as soon as practicable, file (or cause its respective "ultimate parent entity" within the meaning of the HSR Act to file) Notification and Report Forms under the HSR Act (as defined below) with the Federal Trade Commission (the "FTC") and Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for ad ditional information or documentation. Each party hereto shall use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorization relating to any Competition Law that is required for the consummation of the transactions contemplated by this Agreement. "Compe tition Laws" means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the Hart-Scott-Rodino Antitrust Im-
 provements Act of 1976, as amended (the "HSR Act") and, to the extent applicable, equivalent laws of the European Union or the Member States thereof, and of other countries.

     (c) Except as provided in Sections 3.23 with respect to the transactions contemplated by this Agreement, the Board of Directors of the Company shall not so long as this Agreement is in effect (a) amend the Rights Agreement in a manner adverse to the interests of MergerCo, or (b) take any actions with respect to, or make any determination under, the Rights Agreement, including, but not limited to, any redemption of the Rights or any action that would have the effect of facilitating a Company Takeover Proposal or Company Takeover Event.

     Section 5.5 Employee Benefits. (a) Continuation of Employee Benefits. For
                 -----------------      ---------------------------------
the period commencing at the Effective Time and ending on December 31, 1998, the Surviving Corporation shall make available to employees of the Company and the Subsidiaries employee benefits, other than equity based benefits, that are substantially comparable in the aggregate to the aggregate employee benefits made available to such employees immediately prior to the Effective Time, provided that, nothing in this Section 5.5(a) shall be construed to preclude the
--------
provision of a lesser level of benefits to any employee of the Company or any Subsidiary who consents to such lesser level of benefits in writing.

     (b) Certain Existing Agreements. From and after the Effective Time, the
         ---------------------------
Surviving Corporation shall honor, pay and perform all obligations under each employment, severance and special termination agreement with any employee of the Company or any Subsidiary in accordance with the terms thereof in effect as of the date hereof (or as the same may be amended from time to time hereafter, with the prior written approval of the Surviving Corporation).

     Section 5.6 Shareholders' Meeting; Form S-4; Proxy Statement.
                 ------------------------------------------------

     (a) As promptly as practicable after the date hereof, the Company shall prepare the Proxy Statement (as defined below), and the Company shall prepare and file with the SEC, and MergerCo shall cooperate with the Company in such preparation and filing, the Form S-4 in which the Proxy Statement, will be included. The Company will use its best efforts, after consultation with MergerCo, to respond promptly to any comments made by the SEC with respect to the

Form S-4 or the Proxy Statement and use its best efforts to have the Form S-4 declared effective under the Securities Act, as promptly as practicable following such filing. The Company will use its best efforts to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders as promptly as practicable after the Form S-4 is declared effective. The Company shall include in the Proxy Statement the recommendation of the Board and the Special Committee that shareholders of the Company approve and adopt this Agreement and the transactions contemplated hereby.

     (b) The Company shall, as soon as practicable following the date the Form S-4 is declared effective under the Securities Act, in accordance with applicable law and the Articles of Organization and the By-laws of the Company, duly call, set a record date for, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable after the date the Form S-4 is declared effective under the Securities Act for the purpose of considering and taking action upon this Agreement and such other matters as may be appropriate at the Special Meeting. The Company shall, through its Board of Directors, recommend that its shareholders approve the Merger and shall use all reasonable efforts to solicit from shareholders of the Company proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

     (c) The Company and MergerCo shall together prepare and file a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Exchange Act. Each of MergerCo and the Company shall furnish all information concerning it, its affiliates and the holders of its capital stock required to be included in the
Schedule 13E-3 and, after consultation with each other, shall respond promptly to any comments made by the SEC with respect to the Schedule 13E-3.

     (d) The information supplied by the Company for inclusion in the Form S-4, the Proxy Statement or the Schedule 13E-3 shall not, at the time the Form S-4 is declared effective under the Securities Act, or at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the Special Meeting, as then amended or supplemented, or at the Effective Time, omit to state any material fact necessary to correct any statement originally supplied by the Company for inclusion in the Form S-4, the Proxy Statement or the Schedule 13E-3 which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, or its, or its affiliates', respective officers, directors or shareholders, should be discovered which should be set forth in an amendment of, or a supplement to such Form S-4, Proxy Statement or
Schedule 13E-3, the Company shall promptly so inform MergerCo and will furnish all necessary information to MergerCo relating to such event and an appropriate amendment or supplement to such Form S-4, Proxy Statement or Schedule 13E-3 will thereafter be filed with the SEC by the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply in all material respects, both as to form and otherwise, with the Exchange Act and/or the Securities Act, as the case may be, and the rules and regulations thereunder. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification in connection with the Merger of Recapitalized Common Stock following the Merger.

     (e) The Company will immediately notify MergerCo of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC and (iii) any request by the SEC for any amendment to the Form S-4 or for additional information. All filings with the SEC, including the Form S-4 and any amendment thereto, and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of MergerCo. No such filing or mailing shall be made without the prior consent of MergerCo.

     (f) The information supplied or to be supplied by MergerCo for inclusion in the Form S-4, the Proxy Statement or the Schedule 13E-3 shall not, at the time the Form S-4 is declared effective under the Securities Act, or at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the Special Meeting, as then amended or supplemented, or at the Effective Time, omit to state any material fact necessary to correct any statement originally supplied by MergerCo for inclusion in the Proxy Statement or the Schedule 13E-3 which has become false or misleading. If at any time prior to the

Effective Time any event relating to MergerCo or any of its affiliates, or its affiliates' respective officers, directors or shareholders should be discovered which should be set forth in an amendment of, or a supplement to, such Form S-4, Proxy Statement or Schedule 13E-3, MergerCo shall promptly so inform the Company and will furnish all necessary information to the Company relating to such event and an appropriate amendment or supplement to such Form S-4, Proxy Statement or
Schedule 13E-3 will thereafter be filed with the SEC by the Company. All documents that MergerCo is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply in all material respects, both as to form and otherwise, with the Exchange Act and the rules and regulations thereunder.

     (g) The Company shall use its reasonable best efforts to cause its independent accountants to deliver two letters, one dated as of the date on which the Form S-4 shall become effective under the Securities Act and one dated as of the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accounts in connection with registration statements similar to the Form S-4.

     Section 5.7 Notification of Certain Matters. The Company shall give prompt
                 -------------------------------
notice to MergerCo, and MergerCo shall give prompt notice to the Company, of (i)
                                                                              -
the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company, or of MergerCo, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at the Effective Time, (ii) any material
                                                           --
failure of the Company, or MergerCo, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) any event, occurrence, fact, condition, change,
                  ---
development or effect that, individually or in the aggregate, would have or result in a Material Adverse Effect or a breach of Section 5.1.

     Section 5.8 Directors' and Officers' Insurance and Indemnification.
                 ------------------------------------------------------

     (a) For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries in such capacities ("Indemnified Parties") against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Articles of Organization and By-Laws in effect at the date hereof (to the extent consistent with applicable law).

     (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering the persons who are currently covered by the Company's existing directors' and officers' liability insurance with respect to claims arising from facts or events which occurred at or prior to the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof;

     (c) The provisions of this Section 5.8 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties. Nothing in this
Section 5.8 shall limit or restrict the right or ability of the Surviving Corporation to change its state of domicile to Delaware.

     Section 5.9 Publicity. Neither the Company, MergerCo nor any of their
                 ---------
respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the other party.

     Section 5.10 Shareholder Litigation. Each of the Company and MergerCo shall
                  ----------------------
give the other the reasonable opportunity to participate in the defense of any shareholder litigation against the Company or MergerCo, as applicable, and its directors relating to the transactions contemplated by this Agreement.

     Section 5.11 Recapitalization. Each of the Company and MergerCo shall use
                  ----------------
its best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and by the SEC, and each of the Company and

MergerCo agrees that it shall take no action that would cause such accounting treatment not to be obtained.

     Section 5.12 Conveyance Taxes. MergerCo and the Company shall cooperate in
                  ----------------
the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     Section 5.13 Delisting. Each of the parties agrees to cooperate with each
                  ---------
other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE, provided that such delisting shall not be effective until after the Effective Time of the Merger. Notwithstanding the foregoing, the Surviving Corporation will not take any action, for at least five years after the Effective Time (the "Registration Period"), to terminate the registration of the Recapitalized Common Stock under Section 12 of the Exchange Act other than in connection with a merger in which the Surviving Corporation is not the surviving corporation unless less than 100 record holders of shares of Recapitalized Common Stock and any other shares of capital stock of the Surviving Corporation (or any successor entity by merger or otherwise, issued in respect of such shares, whether as a result of stock splits, stock dividends, reclassifications, recapitalizations or similar events) are non-affiliates of the Surviving Corporation. The Surviving Corporation will continue to file timely and accurately all reports required by Sections 13(a) and 15(d) of the Exchange Act, until the earlier to occur of (x) the expiration of the Registration Period and (y) such time as the Recapitalized Common Stock is no longer registered under Section 12 of the Exchange Act.

     Section 5.14 Affiliates. Prior to the Closing Date, the Company shall
                  ----------
deliver to MergerCo a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to MergerCo on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

     Section 5.15 Letter as to Solvency. The parties hereto shall engage an
                  ---------------------
appraisal firm to deliver a letter addressed to the Board of Directors of the Company and the Company (and on which the Board of Directors shall be entitled to rely) indicating that immediately after the Effective Time, and after giving effect to the Merger and the financings contemplated by this Agreement and any other transactions contemplated in connection with the Merger, the Surviving Corporation will not (i) be insolvent or (ii) have unreasonably small capital with which to engage in its business

                                  ARTICLE VI

                                  CONDITIONS

     Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The
                 ----------------------------------------------------------
respective obligation of each party to effect the Merger shall be subject to the sat isfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

     (a) No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) which is in effect and has the effect of prohibiting the consummation of the Merger or making the Merger illegal;

     (b) There shall be no order or injunction of a Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) in effect precluding, restraining, enjoining or prohibiting consummation of the Merger;

     (c) The Form S-4 (including the Proxy Statement) in form and substance consistent with the intent of the Parties set forth in Section 5.11 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Recapitalized Common Stock following the Merger shall have been complied with.

     (d) The applicable waiting period under the HSR Act with respect to the actions contemplated by this Agreement shall have expired or been terminated; and

     (e) Other than filing the Articles of Merger in accordance with the MBCL and the Certificate of Merger in accordance with the DGCL, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained would not have a Material Adverse Effect.

     (f) The Board of Directors of the Company and the Company shall have received the letter contemplated by Section 5.15.

     Section 6.2 Conditions to the Obligation of the Company to Effect the
                 ---------------------------------------------------------
Merger. The obligation of the Company to effect the Merger is further subject to
-----
the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) The representations and warranties of MergerCo contained in this Agreement shall be true and correct at and as of the date hereof, and true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the Effective Time as if made at and as of such time; and

     (b) MergerCo shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

     Section 6.3 Conditions to Obligations of MergerCo to Effect the Merger. The
                 ----------------------------------------------------------
obligations of MergerCo to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date hereof, and true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the Effective Time as if made at and as such time;

     (b) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

     (c) MergerCo and the Company shall have received sufficient funds to pay the Merger Consideration, repay or redeem all of the existing indebtedness of the Company and its Subsidiaries, and otherwise enable MergerCo to consummate the transactions contemplated hereby and to meet the working capital requirements of the Surviving Corporation pursuant to financing arrangements and definitive financing agreements completed to the satisfaction of MergerCo in its reasonable judgment;

     (d) The number of Dissenting Shares shall not exceed 5% of the issued and outstanding shares of Company Common Stock;

     (e) No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened since September 30, 1997 that, individually or in the aggregate, has had or resulted in, or could reasonably be expected to become or result in, a Material Adverse Effect;

     (f) All outstanding Rights issued and outstanding under the Rights Agreement shall have been terminated and the Rights Agreement shall have terminated and be of no further force or effect, as contemplated by Section 3.23.

                                  ARTICLE VII

                                  TERMINATION

     Section 7.1 Termination. Notwithstanding anything herein to the contrary,
                 -----------
this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

     (a) By the mutual consent of the Boards of Directors of MergerCo and the Company.

     (b) By either the Company, on the one hand, or MergerCo, on the other hand, if: (i) the Merger has not been
     -
consummated on or prior to June 30, 1998 or such other date, if any, as MergerCo and the Company shall agree upon (provided that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date); or (ii) any Governmental Entity shall have issued a statute, order, decree or
    --
regulation or taken any other action (which statute, order, decree, regulation or other action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Merger or making the Merger illegal and such statute, order, decree, regulation or other action shall have become final and non-appealable.

     (c) By the Company, (i) if holders of two-thirds of the outstanding Company
                          -
Common Stock fail to approve and adopt this Agreement and the transactions contemplated hereby at the Special Meeting (including any postponement or adjournment thereof), or (ii) if, prior to the Effective Time, either of the
                          --
Board of Directors of the Company or the Special Committee, shall have withdrawn, or modified or changed in a manner adverse to MergerCo its approval or recommendation of this Agreement or the Merger pursuant to Section 5.2; provided in the case of (ii) that such termination shall not be effective until
--------
the Company has made payment to CD&R (as defined in Section 8.1(b)) of the Fee (as defined in Section 8.1(b)) and has either paid to MergerCo or deposited with a mutually acceptable escrow agent $5 million for reimbursement to MergerCo of Expenses (as defined in Section 8.1(b)), in each case in accordance with Section 8.1.

     (d) By the Company, upon 15 days' prior written notice, in the event of a material breach of any representation, warranty, covenant or agreement on the part of MergerCo such that the condition set forth in Section 6.2(a) or 6.2(b) would not be satisfied as of the Effective Time, which breach is not cured prior to the expiration of such 15 day period (provided that if such breach is not
                                         --------
curable, the Company may terminate this Agreement immediately under this Section 7.1(d)); except where the Company is in material breach of any representation, warranty, covenant or agreement as provided in Section 7.1(e).

     (e) By MergerCo, upon 15 days' prior written notice, in the event of a material breach of any representation, warranty, covenant or agreement on the part of the Company such that the condition set forth in Section 6.3(a) or 6.3(b) would not be satisfied as of the Effective Time, which breach is not cured prior to the expiration of such 15 day period (provided that if such breach is not curable, MergerCo may
                    --------
terminate this Agreement immediately under this Section 7.1(e)); except where MergerCo is in material breach of any representation, warranty, covenant or agreement as provided in Section 7.1(d).

     (f) By MergerCo, if (i) holders of at least two- thirds of the outstanding
                          -
Company Common Stock fail to approve and adopt this Agreement and the transactions contemplated hereby at the Special Meeting (including any postponement or adjournment thereof); (ii) either the Board of Directors of the
                                       --
Company or the Special Committee withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to MergerCo or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the shareholders of the Company any Company Takeover Proposal or resolved to do so; or (iii) a tender offer or
                                                    ---
exchange offer for outstanding shares of capital stock of the Company then representing 20% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of the Company does not recommend that stockholders not tender their shares into such tender or exchange offer.

     Section 7.2 Effect of Termination. In the event of the termination of this
                 ---------------------
Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of MergerCo or the Company, except as set forth in Section
8.1 hereof and except with respect to the requirement to comply with the Confidentiality Agreement and return, destroy or hold Evaluation Material pursuant to the procedures set forth therein or set forth in Section 5.3; provided that nothing herein shall relieve any party from any liability or obligation with respect to any wilful breach of this Agreement.


                                 ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1 Fees and Expenses. (a) Except as contemplated by this
                 -----------------
Agreement, all costs and expenses incurred in connection with this Agreement and the con summation of the transactions contemplated hereby shall be paid by the party incurring such expenses except that the Company shall bear and pay the costs and expenses incurred in connection with (i) the preparation, filing,
                                                -
printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees) and (ii) the filing of the Schedule 13E-3.
                  --

     (b) The Company shall promptly pay Clayton, Dubilier & Rice, Inc. ("CD&R") a termination fee of $24.5 million (the "Fee") (x) in the event that this
                                                -
Agreement is terminated pursuant to Sections 7.1(c)(i), 7.1(e) or 7.1(f)(i) or
(iii), provided that (A) prior to the time this Agreement is terminated or the
       --------
time of the Special Meeting, as the case may be, a Company Takeover Proposal shall have been publicly announced or shall have become publicly known and (B) during the term of this Agreement or within twelve months after the termination of this Agreement a Company Takeover Event shall occur, (y) the Company
                                                         -
terminates this Agreement pursuant to Section 7.1(c)(ii), or (z) MergerCo
                                                              -
terminates this Agreement pursuant to Section 7.1(f)(ii). In addition, the Company shall promptly pay MergerCo an amount equal to all Expenses in the event of any termination of this Agreement other than a termination resulting from (i)
                                                                              -
the failure by MergerCo to fulfill any of their material obligations under this Agreement or (ii) the failure of the condition specified in Section 6.1(c) to be
              --
satisfied because recapitalization accounting treatment is not available for the transactions contemplated by this Agreement, including the Merger. All such payments shall be in immediately available funds. In the event that the Company shall pay MergerCo an amount in respect of Expenses as contemplated by the proviso to Section 7.1(c), and such amount shall subsequently prove to exceed the amount of Expenses actually incurred, MergerCo shall refund the excess to the Company. The term "Expenses" means all documented out-of-pocket fees, costs and other expenses, not to exceed $5 million, incurred or assumed by MergerCo or incurred on its behalf in connection with this Agreement or any of the transactions contemplated hereby, including but not limited to in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and the other transactions contemplated hereby, or any commitments or agreements relating to such financing.

     (c) The Company acknowledges that the agreements contained in this Section
8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MergerCo would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.1, and, in order to obtain such payment, MergerCo commences a suit which results in a judgment against the Company for any of the Fees or Expenses set forth in this Section 8.1, the Company shall pay to MergerCo its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of such Fees and Expenses at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

     (d) This Section 8.1 shall survive any termination of this Agreement.

     Section 8.2 Amendment; Waiver.
                 -----------------

     (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors (and, in the case of the Company, the Special Committee), at any time before or after approval by the shareholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of such shareholders if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of this Agreement if such alteration or change would materially adversely affect the rights of such shareholders. Except as otherwise provided in Section 2.3 with respect to
Schedule 2.3, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     (b) At any time prior to the Effective Time, the parties may (i) extend the
                                                                   -
time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and
                 --
warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the
                                         ---
agreements or conditions of the other parties hereto contained herein. Any such extension or waiver by the Company shall require the consent of the Special Committee or the Board of Directors of the Company. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Company shall not be affected or deemed waived by reason of any investigation made by or on behalf of MergerCo (including but not limited to any of its advisors, counsel, consultants or representatives) or by reason of the fact that MergerCo or any of such advisors, counsel, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

     Section 8.3 Survival. The respective representations and warranties of
                 --------
MergerCo and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

     Section 8.4 Notices. All notices and other communications hereunder shall
                 -------
be in writing and shall be deemed given upon (a) transmitter's confirmation of a
                                              -
receipt of a facsimile transmission, (b) confirmed delivery by a standard
                                      -
overnight carrier or when delivered by hand or

(c) the expiration of five business days after the day when mailed in the United
 -
States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to the Company, to:

                      Dynatech Corporation
                      Corporate Headquarters
                      3 New England Executive Park
                      Burlington, Massachusetts 01803
                      Facsimile: (617) 229-8850
                      Telephone: (781) 272-6100
                      Attention:  General Counsel
                             and
                      Attention: Mark V. B. Tremallo, Esq.

                      with a copy to:

                      Hale & Dorr LLP
                      60 State Street
                      Boston, Massachusetts 02109
                      Facsimile: (617) 526-5000
                      Telephone: (617) 526-6000
                      Attention: Peter Tarr

                      and with a copy to:

                      Ropes & Gray
                      One International Place
                      Boston, MA  02110
                      Facsimile: (617) 951-7050
                      Telephone: (617) 951-7000
                      Attention: John E. Beard, Esq.

               (b)    if to MergerCo, to:

                      CDRD Merger Corporation
                        c/o the Clayton, Dubilier & Rice
                        Fund V Limited Partnership
                      1043 Foulk Road, Suite 106
                      Wilmington, Delaware 19803
                      with a copy to

                      Clayton, Dubilier & Rice, Inc.
                      375 Park Avenue, 18th Floor
                      New York, New York  10152
                      Facsimile:  (212) 407-5252
                      Telephone:  (212) 407-5200
                      Attention:  Brian D. Finn

                      and with a copy to:

                      Debevoise & Plimpton
                      875 Third Avenue
                      New York, New York  10022
                      Telephone:  (212) 909-6000
                      Facsimile:  (212) 909-6836
                      Attention:  Franci J. Blassberg, Esq.

     Section 8.5 Interpretation. When a reference is made in this Agreement to
                 --------------
Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The words "affiliates" and "associates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

     Section 8.6 Headings; Schedules. The headings contained in this Agreement
                 -------------------
are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Schedule to the Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     Section 8.7 Counterparts. This Agreement may be executed in two or more
                 ------------
counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

     Section 8.8 Entire Agreement; Third Party Beneficiaries. This Agreement,
                 -------------------------------------------
together with the

Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 5.8, 5.13 and 8.1(b), are not intended to confer upon any person other than the parties any rights or remedies.

     Section 8.9 Severability. If any term, provision, covenant or restriction
                 ------------
of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 8.10 Governing Law. This Agreement shall be governed and construed
                  -------------
in accordance with the laws of the State of New York, except to the extent that it is mandatorily governed by the laws of the Commonwealth of Massachusetts.

     Section 8.11 Assignment. Neither this Agreement nor any of the rights,
                  ----------
interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that MergerCo may assign this Agreement
                              --------
to any Subsidiary of MergerCo. This Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, MergerCo and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                            DYNATECH CORPORATION


                                            By:
                                              ----------------------------
                                               Name:
                                               Title:


[Seal]


                                            By:
                                              ----------------------------
                                               Name:
                                               Title:




                                            CDRD MERGER CORPORATION


                                            By:
                                              ----------------------------
                                               Name:
                                               Title:


[Seal]

                                            By:
                                              ----------------------------
                                               Name:
                                               Title:

                                 Schedule 2.3

----------------------------------------------------------------------
                                                   Number of Options
                           Number of Options       to be Rolled-Over
  Employee                 to be Cashed-Out       into Recapitalized
 Name/Current                 Pursuant to            Common Stock
Option Holdings               Section 2.3                   -----
---------------               -----------
----------------------------------------------------------------------
John F. Reno
413,000 Options                   -0-               413,000 Options
----------------------------------------------------------------------
John Peeler
166,400 Options             28,800 Options          137,600 Options
----------------------------------------------------------------------
Allan M. Kline
66,000 Options                    -0-               66,000 Options
----------------------------------------------------------------------